EXHIBIT 5
  =========

          LAW OFFICE OF MICHAEL M. KESSLER, P.C.


April 18, 2006

Mr. John Xinos
711 S. Carson Street, Suite 4
Carson City, Nevada  89701


RE:  Registration Statement on Form SB-2 Under the Securities
Act of 1933 (the "Registration Statement"), of Mistral Ventures,
Inc., a Nevada corporation (the "Company")


Dear Mr. Xinos:

The Law Office of Michael M. Kessler has acted as special counsel for the Mistral Ventures Inc. for the limited purpose of rendering this opinion in connection with the registration (pursuant to the Registration Statement) of 6,000,000 shares (the "Shares") of the common stock, par value $0.001 per share, of the Company which are the underlying shares for the offering of 2,000,000 Units with each Unit being comprised of one share of the Company's common stock and two (2) Warrants to purchase an additional share each of the of common stock of the Company.

In our capacity as special counsel to the Company, we have examined originals, or copies certified or otherwise identified to my satisfaction, of the following documents:

      1. Certificate of Incorporation of the Company, as amended to date;

      2.   Bylaws of the Company, as amended to date;

      3. The records of corporate proceedings relating to the issuance of the Shares and Warrants and authorizing the offering.

4. Such other instruments and documents, if any, as we believe to be necessary for the purpose of rendering the following opinion.

5. A copy of the proposed Warrant Agreement attached to the Company's SB-2 registration statement and identified as Exhibit
99.2 which the Company states will be issued in the proposed transaction.

In such examinations, we have assumed the authenticity and completeness of all documents, certificates and records submitted to me as originals, the conformity to the original instruments of all documents, certificates and records submitted to me as copies, and the authenticity and completeness of the originals of such instruments. As to certain matters of fact relating to this opinion, we have relied on the accuracy and truthfulness of certificates of officers of the Company and on certificates of public officials, and have made such investigations of law as we have believed necessary and relevant.

Michael M. Kessler, the principal of the firm is a licensed attorney. We do not express any opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Nevada (the "NVCL"), all applicable provisions of the State of Nevada Constitution and all reported judicial decisions interpreting those laws as well as U.S. federal securities law. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign Jurisdiction. This opinion is limited to the laws, including the rules and regulations thereunder, as in effect on the date hereof. Based on the following I am of the following opinion:

1. Mistral Ventures, Inc. (the "Company") is a duly and legally organized and existing Nevada State Corporation, with its registered statutory office located at 711 S. Carson Street, Suite 4, Carson City, Nevada 89701 and its additional mailing receipt office located at 4438 West 10th Street, Suite 809, Vancouver British Columbia Canada. The Articles of Incorporation and corporate registration fees were submitted to the Nevada Secretary of State's office and filed with the office on May 13, 2005. The Company's existence and form is valid and legal pursuant to the representation above and from a review of the corporate filing information at the Nevada Secretary of States Office.

2. The Company is a fully and duly incorporated Nevada corporate entity. The Company has one class of Common Stock at this time. Neither the Articles of Incorporation, Bylaws, and amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company's common shares of stock. The Common Stock previously issued by the Company is in legal form and in compliance with the laws of the State of Nevada, and when such stock was issued it was fully paid for and non-assessable. The common stock to be sold under this Form SB-2 Registration Statement is likewise legal under the laws of the State of Nevada.

3. To our knowledge, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement. We know of no disputes involving the Company and the Company has no claim, actions or inquires from any federal, state or other government agency, other than as set forth in the registration statement. We know of no claims against the Company or any reputed claims against it at this time, other than as set forth in the registration statement.

4. The Company's outstanding shares are all common shares.
There is no liquidation preference right held by the present
Shareholder upon voluntary or involuntary liquidation of the Company.

5. By directors' resolution, the Company has authorized the issuance of 6,000,000 shares of common stock for this offering. The Company's Articles of Incorporation presently set the authorized capital stock of the Company at 75,000,000 shares designated as Common Stock, with a $0.001 par value.

6. By director's resolution the Company has approved and duly authorized the Warrant Agreement and the underlying shares identified as Exhibit 99.2 in the Company's SB-2 registration and upon appropriate signature by the company will become a legal and binding obligation of the Company.

Based upon the foregoing, I am of the opinion that the shares being offered for sale and issuable by the Company pursuant to this Registration Statement will be duly authorized and validly issued, fully paid and non-assessable when issued as contemplated by the registration statement.

        The Firm does hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement. In giving this consent, I do not hereby admit that I was acting within the category of persons whose consent is required under
Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.

Yours truly,
Law Office of Michael M. Kessler, P.C.
/s/ Michael M. Kessler, Esq.
By: Michael M. Kessler, Esq









           LAW OFFICE OF MICHAEL M. KESSLER, P.C.
            3436 AMERICAN RIVER DRIVE, SUITE 11
                TELEPHONE (916) 239-4000
               FACSIMILE   (916) 239-4008